      As filed with the Securities and Exchange Commission on July 9, 1996
                                                      Registration No. 333-7375

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                               AMENDMENT NO. 1
                                      to

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                               REGAL CINEMAS, INC.
             (Exact Name of Registrant as Specified in its Charter)

         TENNESSEE                                             62-1412720
(State or Other Jurisdiction                                (I.R.S. Employer
     of Incorporation                                    Identification Number)
     or Organization)

             7132 COMMERCIAL PARK DRIVE, KNOXVILLE, TENNESSEE 37918
                                 (423) 922-1123
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                              --------------------

                             HERBERT S. SANGER, JR.
                                1801 PLAZA TOWER
                           KNOXVILLE, TENNESSEE 37929
                                 (423) 525-4600
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:

                             F. MITCHELL WALKER, JR.
                             BASS, BERRY & SIMS PLC
                              FIRST AMERICAN CENTER
                           NASHVILLE, TENNESSEE 37238
                                 (615) 742-6200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                -----------------

                                                    CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                                      Proposed Maximum       Proposed Maximum        Amount of
                                                    Amount to be     Offering Price Per     Aggregate Offering      Registration
       Title of Shares to be Registered              Registered          Share (1)              Price (1)               Fee
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share:
  Previously registered ........................   345,293 shares         $44.375              $15,322,379            $5,284(2)
  To be registered pursuant to this
     amendment .................................    50,877                 45                    2,289,465               848
                                                   -------                                                            ------
          Total ................................   396,170                                                            $6,132
================================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).
(2)      Previously paid.


                                 ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

===============================================================================

                    SUBJECT TO COMPLETION, DATED JULY 9, 1996

PROSPECTUS

                                 396,170 SHARES


                               REGAL CINEMAS, INC.

                                  COMMON STOCK

                              ---------------------


         All of the 396,170 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Regal Cinemas, Inc. (the "Company") offered hereby are being offered by What If Enterprises, LLC, a California limited liability company ("WIE") and David A. Jones, each a shareholder of the Company (collectively, the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds of this offering.


         The Shares may be sold from time to time in brokerage transactions at prevailing market prices through J.C. Bradford & Co., Wheat, First Securities, Inc., The Robinson-Humphrey Company, Inc. or others at prices at or near the market price or in other privately negotiated transactions. See "Plan of Distribution."


         The Company has agreed to bear all expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being registered hereby. Expenses to be paid by the Company are estimated at $80,000. The Company has agreed to indemnify the Selling Shareholders, and Mr. Jones has agreed to indemnify the Company, against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "REGL." On July 8, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $44 per share.


         SEE "RISK FACTORS" APPEARING ON PAGES 4 AND 5 FOR MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                               -------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


         No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference.



                 The date of this Prospectus is July __, 1996

                                   THE COMPANY

         The following is a summary of certain information incorporated by reference in this Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information incorporated by reference in this Prospectus.

                                   THE COMPANY

         Regal Cinemas, Inc, (the "Company" or "Regal") is the eighth largest motion picture exhibitor in the United States based upon the number of screens in operation. At May 14, 1996, the Company operated 128 multi-screen theatres with an aggregate of 1,006 screens. Regal also had 14 new theatres with 162 screens under construction and 19 screens under construction at existing theatres. Regal has subsequently consummated two acquisitions of 17 theatres with 129 screens.

         The Company's strategy is to develop, acquire and operate multi-screen theatres in mid-size metropolitan markets and suburban growth areas of larger metropolitan markets. As of May 1, 1995, the Company averaged 7.9 screens per location, as compared to an average of 4.8 screens per location for the industry and 5.4 screens per location for the five largest U.S. motion picture exhibitors. Management believes that the Company's multi-screen theatres, substantially all of which show first run movies, promote increased attendance and maximize operating efficiencies through reduced labor costs and improved utilization of theatre capacity. Centralized decision making, including accounting, film licensing and concession purchasing, as well as management incentives based on controlling theatre-level costs, contribute to the Company's cost-efficient operations.

         The Company's growth has come through the acquisition of existing theatres and the development of new theatres. Since its inception through May 14, 1996, Regal has acquired a net of 98 theatres with 630 screens, which has served to establish and enhance the Company's presence in selected geographic markets. Regal anticipates that its future growth will result from the development of new theatres, the addition of screens to existing theatres, strategic acquisitions of theatre circuits and the development of entertainment concepts that complement the Company's theatres. The Company currently plans to develop 150 to 175 screens annually for the next several years. The Company intends to locate theatres in markets that it believes are under screened because of changing demographic trends or that are served by older theatre facilities or by theatres having an insufficient number of screens. The Company seeks to locate each theatre where it will be the sole or dominant exhibitor within a particular geographic film licensing zone. Management believes that approximately 66% of the Company's theatres are located in film licensing zones in which Regal is the sole exhibitor.

         Regal emphasizes patron satisfaction by providing convenient locations, comfortable seating, spacious neon-enhanced lobby and concession areas and a wide variety of film selections. Regal's theatre complexes feature clean, modern auditoriums with high quality projection and digital stereo surround-sound systems. Regal's theatres typically contain auditoriums having 100 to 500 seats, allowing the Company to exhibit films profitably for longer periods by shifting films from larger to smaller auditoriums within the same complex to accommodate changing attendance levels during the time a film is being exhibited. In addition the Company promotes patron loyalty through specialized marketing programs for its theatres and feature films.

         To complement the Company's theatre development, Regal opened its first FunScape(TM) comprehensive entertainment complex in Chesapeake, Virginia in August 1995 and its second FunScape in Rochester, New York in February 1996. Each complex includes a 13 screen theatre and a 50,000 square foot comprehensive family entertainment center. The Company currently has two additional

FunScape complexes under construction and may seek to develop additional FunScape complexes at strategic locations.


                               RECENT DEVELOPMENTS

Recent Acquisitions

         Georgia State Theatres, Inc. Merger. On May 30, 1996, Regal acquired Georgia State Theatres, Inc., a Georgia corporation ("GST") for 940,142 shares of Regal Common Stock in a pooling of interests transaction. GST, headquartered in Atlanta, Georgia, has 10 first run theatres with 68 screens, including one drive-in theatre, located in the metropolitan Atlanta, Georgia area and a partnership in Gainesville, Georgia. The parties closed the transaction and effected the merger (the "GST Merger") on May 30, 1996.


         Krikorian Asset Acquisition. Regal entered into an agreement to acquire assets consisting of eight theatres with 69 screens in California (the "Acquisition") from an individual, George Krikorian, and corporations controlled by him (collectively, "Krikorian"). On May 31, 1996, the Company consummated the acquisition of seven of the theatres with 61 screens for consideration of 428,038 shares of Regal Common Stock and approximately $12.9 million in cash. The Company anticipates closing the acquisition of the eighth theatre upon satisfaction of certain conditions to closing applicable to that theatre. The aggregate consideration for the transaction is anticipated to be approximately 470,000 shares of Regal Common Stock and approximately $14.1 million in cash. The 428,038 shares issued as partial consideration for the Acquisition were issued to WIE. Of such shares, 345,293 are being sold in this offering pursuant to certain registration rights granted to WIE. See "Selling Shareholders."


         The Company was incorporated under the laws of the State of Tennessee in November 1989. Regal's principal office is located at 7132 Commercial Park Drive, Knoxville, Tennessee 37918, and its telephone number is (423) 922-1123.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.

         Growth Rate and Integration of Acquisitions. Regal has experienced substantial growth since its formation through the acquisition of existing theatres and development of new theatres. During 1995, the Company added net 169 screens. In addition, the Company recently completed two acquisitions of 17 theatres with an aggregate of 129 screens. Given the magnitude of these acquisitions, there can be no assurance that the challenge of assimilating the acquisitions and managing the larger overall business operations will not have an adverse effect on Regal's results of operations, especially in the short term.

         Expansion Plans. Regal's continued ability to expand will depend on a number of factors, including the selection and availability of suitable locations, the hiring and training of skilled management and personnel, the availability of adequate financing and other factors, some of which are beyond the control of the Company. There is no assurance that Regal will be able to open all of its planned new theatres or that, if opened, those theatres can be operated profitably.

         Dependence on Films. The ability of Regal to operate successfully depends upon a number of factors, the most important of which is the availability of marketable motion pictures. Poor relationships with distributors, a disruption in the production of motion pictures or poor commercial success of motion pictures could have a material adverse effect upon Regal's business.

         Fluctuations in Quarterly Results of Operations. Regal's revenues have been seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, the most marketable motion pictures have been released during the summer and the Thanksgiving through year end holiday season. The unexpected emergence of a hit film during other periods can alter the traditional trend. The timing of such releases can have a significant effect on Regal's results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter.

         Competition. The motion picture exhibition industry is highly competitive, particularly with respect to licensing films, attracting patrons and finding new theatre sites. There are a number of well-established competitors. Many of Regal's competitors have been in existence significantly longer than Regal and may be better established in the markets where Regal's theatres are or may be located.

         In recent years, alternative motion picture exhibition delivery systems have been developed for the exhibition of filmed entertainment, including cable and satellite television, video cassettes and pay per view. An expansion of such delivery systems could have a material adverse effect upon Regal's business.

         Dependence on Senior Management. Regal's success depends upon the continued contributions of its senior management, including Michael L. Campbell, Chairman and Chief Executive Officer of the Company. The loss of the services of one or more of Regal's senior management could have a material adverse effect upon its business and development. Regal's loan agreement provides that Mr. Campbell or a successor reasonably acceptable to Regal's lenders must be employed as Chief Executive Officer. Regal has an employment agreement with Mr. Campbell.

         Volatility of Market Price. From time to time, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of Regal or of other motion picture exhibitors, changes in general conditions in the economy, the financial markets or the motion picture industry, natural disasters or other developments affecting Regal or its competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

         Legislative Initiatives. The Clinton Administration continues to analyze and propose new legislation that could adversely impact the entire business community. Minimum wage increases, if passed, could increase Regal's operating costs. Regal would attempt to offset increased costs through additional improvements in operating efficiencies and ticket and concession price increases.

         Risks Associated with the 1996 Summer Olympic Games. The Olympics are being held in and around Atlanta, Georgia in the summer of 1996. The Company believes that the Olympics may have an adverse impact on the motion picture exhibition industry generally during that time frame as well as on the Company's theatre locations in Atlanta, Georgia, particularly. The Company currently has 16 theatres in the Atlanta, Georgia area, including 10 theatres acquired in the GST Merger. Summer months generally constitute one of the heaviest periods of attendance at movies. To the extent that the Olympics detract from theatre attendance generally, there could be an adverse impact on the Company's business during one of its busiest seasons. The traffic congestion, scheduling conflicts and other factors associated with the Olympics could result in a reduction in attendance for the Company's Atlanta area theatres during the summer of 1996.


                               SELLING SHAREHOLDERS

         The table below sets forth certain information regarding the beneficial ownership of Common Stock, as of July 5, 1996, by the Selling Shareholders, both before and after giving effect to this offering.

                                        Shares Beneficially                                               Shares Beneficially
                                        Owned Prior to the                                                   Owned After the
                                            Offering(1)                      Shares to be                       Offering(1)
                                -----------------------------------          Sold in the          ----------------------------------
                                    Number               Percent               Offering              Number               Percent
                                ---------------       -------------        ----------------       -------------        -------------

What If Enterprises, LLC(2)      428,038                    *                   345,293              82,745                  *
David A. Jones(3)                227,721                    *                    50,877             176,844                  *

- ---------------------

* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock

(1) Each of the Selling Shareholders, to the Company's knowledge, has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by it.

(2) In connection with the Acquisition, the Company entered into an Acquisition Agreement (the "Agreement") which granted certain registration rights to WIE. The Agreement provides that WIE has the right to demand, on one occasion only, that the Company use its best efforts to cause a registration statement to be filed and declared effective under the Securities Act with respect to the shares of Common Stock acquired by WIE in the Acquisition.

(3) Includes 50,877 shares of Common Stock issuable upon the exercise of a warrant originally issued to Mr. Jones in 1991 and which was exercised in connection with this offering. The Warrant Certificate grants Mr. Jones the right to participate as a selling shareholder in certain offerings that are registered under the Securities Act by the Company or the Company's shareholders.


         The Company has agreed to pay all expenses incurred in connection with this registration statement, except for any and all expenses for a broker or brokers, and for counsel to either of the Selling Shareholders, which costs shall be paid by the respective Selling Shareholders.

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time in brokerage transactions at prevailing market prices through J.C. Bradford & Co., Wheat, First Securities, Inc., The Robinson-Humphrey Company, Inc. or others, in privately negotiated transactions for the account of J.C. Bradford & Co., Wheat, First Securities, Inc., The Robinson-Humphrey Company, Inc. or others at prices at or near the market price or in other privately negotiated transactions. Ordinary brokerage commissions will be paid in connection with brokerage transactions.


         The Company has agreed to pay the expenses of this offering, but each of the Selling Shareholders will be responsible for all brokerage commissions and any other selling commissions with respect to shares sold by, and the fees and disbursements of counsel for, such Selling Shareholder.

         The Company has agreed to indemnify the Selling Shareholders, and Mr. Jones has agreed to indemnify the Company, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

         The Selling Shareholders and any brokers or other persons who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such brokers or other persons, and any profits on the resale of the Shares, may be deemed to be underwriting commissions or discounts.



                                     EXPERTS

         The consolidated financial statements of Regal at December 28, 1995 and December 29, 1994, and for each of the three years in the period ended December 28, 1995 incorporated by reference herein from the Company's Annual Report on Form 10-K/A for the year ended December 28, 1995, the supplemental consolidated financial statements of Regal restated to reflect the combined entities of Regal and Georgia State Theatres, Inc. at December 28, 1995, and December 29, 1994, and for each of the three years in the period ended December 28, 1995, consistent with pooling of interests treatment, from Regal's Current Report on Form 8-K dated July 1, 1996, the consolidated financial statements of GST at December 28, 1995 and December 29, 1994, and for each of the three years in the period ended December 28, 1995, and the combined historical summaries of net theatre assets acquired and direct theatre operating revenues and expenses of Krikorian at and for the year ended December 31, 1995, incorporated by reference herein, have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their reports thereon incorporated by reference herein, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing.

         The report of Coopers & Lybrand L.L.P., with respect to Regal's consolidated financial statements makes reference to the fact that separate financial statements of Litchfield Theatres, Ltd. reflected in Regal's Consolidated Statement's of Income, Changes in Shareholders' Equity and Cash Flows for the year ended December 30, 1993, were audited and reported on separately by Deloitte & Touche LLP, independent auditors. The report of Deloitte & Touche LLP, independent auditors, has been incorporated herein by reference from the Company's Annual Report on Form 10-K/A for the year ended December 28, 1995 and is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The report of Coopers & Lybrand L.L.P. with respect to Regal's consolidated financial statements also makes reference to the fact that separate financial statements of Neighborhood Entertainment, Inc. included in the Consolidated Balance Sheet as of December 29, 1994 and the Consolidated Statements of Income, Changes in Shareholder's Equity and Cash Flows for the years ended December 30, 1993 and December 29, 1994, were audited by Ernst & Young

LLP, independent auditors, as stated in their report dated March 21, 1995. Such financial statements of Neighborhood Entertainment, Inc. are included in the consolidated financial statements of Regal in reliance upon said report given upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the issuance of Common Stock offered hereby will be passed upon for the Company by Bass, Berry & Sims PLC, Nashville, Tennessee.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained at the prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the Nasdaq National Market, 1435 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules. The Registration Statement, together with its exhibits and schedules thereto, may be inspected, without charge, at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the regional offices of the Commission listed above. Copies of such material may also be obtained from the Commission upon the payment of prescribed fees. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission.

         Statements contained in the Prospectus as to any contracts, agreements or other documents filed as an exhibit to the Registration Statement are qualified in all respects to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This Prospectus incorporates documents by reference with respect to Regal that are not presented herein or delivered herewith. These documents (excluding exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents) are available without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request to Lewis Frazer III, Chief Financial Officer, Regal Cinemas, Inc., 7132 Commercial Park Drive, Knoxville, Tennessee 37918, telephone
(423) 922-1123.

         The following documents filed by Regal with the Securities Exchange Commission (File No. 0- 21772) are incorporated by reference into this Proxy Statement/Prospectus:

         1. The Annual Report on Form 10-K for the fiscal year ended December 28, 1995, as amended by Form 10-K/A as filed on April 29, 1996;

         2. Current Reports on Form 8-K dated May 1, 1996, May 9, 1996, June 11, 1996 and July 1, 1996, respectively;

         3. Reports on Form 10-C filed May 31, 1996 and June 14, 1996; and

         4. The Registration Statement on Form 8-A with respect to the Regal Common Stock dated May 12, 1994, as amended by Form 8-A/A dated June 21, 1994 and Form 8-A/A dated September 12, 1994.

         In addition, documents filed by the Company pursuant to Section 13(a), 13(c) or 14 of the Securities Exchange Act of 1934, as amended subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into the Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Lewis Frazer III, Chief Financial Officer, Regal Cinemas, Inc. 7132 Commercial Park Drive, Knoxville, Tennessee 37918, telephone number (423) 923-1123.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


SEC registration fee...........................................    $ 6,132
Accounting fees and expense....................................    $35,000
Legal fees and expenses........................................    $35,000
Miscellaneous expenses.........................................    $ 3,868
                                                                   -------
         Total.................................................    $80,000
                                                                   =======


- ------------------

         All of the above expenses except the SEC registration fee are estimated. All of the above expenses will be paid by the Company.


Item 15.  Indemnification of Directors and Officers.

         The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest, (iii) in all other cases, the director of officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director of officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

         Article 8 of the Restated Charter (the "Charter") of the Company and its Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify against liability, and advance expenses to, any present or former director or officer of the Company to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule or regulation adopted in lieu thereof. Additionally, the Charter provides that no director of the Company shall be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) any unlawful distributions, or (iv) receiving any improper personal benefit. The Company has entered into indemnification agreements with each of the Company's directors and executive officers.

         The Company has agreed to indemnify WIE for certain liabilities, including liabilities under the Securities Act pursuant to an Acquisition Agreement, dated March 25, 1996, by and between the Company, WIE and affiliates of WIE.

         The Company has agreed to indemnify Mr. Jones, and Mr. Jones has agreed to indemnify the Company, for certain liabilities, including liabilities under the Securities Act, pursuant to an Amended and Restated Warrant Certificate dated June 30, 1993.


         Directors' and officers' liability insurance has also been obtained by the Company, the effect of which is to indemnify the directors and officers of the Company against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.


ITEM 16.  EXHIBITS.

The following exhibits are filed as part of the Registration Statement:


EXHIBIT
NUMBER                                                   DESCRIPTION
- -----------               -------------------------------------------------------------------------------
3.1                --     Restated Charter of Registrant (incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-1 (Registration No. 33-62868)).
3.2                --     Restated Bylaws of Registrant (incorporated by reference to Exhibit No. 3.2 to the Registration Statement on Form S-1 (Registration No. 33-62868)).
4.1                --     Specimen Common Stock certificate or (incorporated by reference to Exhibit No.
                          4.1 to the Registration Statement on Form S-1 (Registration No. 33-62868)).
4.2                --     Article 5 of the Registrant's Restated Charter (included in Exhibit 3.1).
5**                --     Opinion of Bass, Berry & Sims PLC.
23.1*              --     Consents of Coopers & Lybrand L.L.P.
23.2*              --     Consent of Ernst & Young LLP.
23.3*              --     Consent of Deloitte & Touche LLP.
23.4**             --     Consent of Counsel (included in opinion filed as Exhibit 5).
25*                --     Power of Attorney.

- --------------------
 * previously filed
** previously filed and amended hereby

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registration pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Exchange Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Knoxville, State of Tennessee, on July 9, 1996.


                                  REGAL CINEMAS, INC.
                                  By: /s/ Michael L. Campbell
                                      -----------------------------------------
                                          Michael L. Campbell
                                          Chairman of the Board,
                                          President and Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                    TITLE                                            DATE
              ---------                                    -----                                            ----
*                                            Chairman of the Board, President,                           July 9, 1996
- -------------------------------------        Chief Executive Officer and Director
Michael L. Campbell                          (Principal Executive Officer)


*                                            Vice President and Chief Financial                          July 9, 1996
- -------------------------------------        Officer and Treasurer (Principal
Lewis Frazer III                             Financial and Accounting Officer)

*                                            Vice President Construction,                                July 9, 1996
- -------------------------------------        Secretary and Director
R. Neal Melton

*                                            Director                                                    July 9, 1996
- -------------------------------------
Philip D. Borack

*                                            Director                                                    July 9, 1996
- -------------------------------------
Michael E. Gellert

*                                            Director                                                    July 9, 1996
- -------------------------------------
J. David Grissom

*                                            Director                                                    July 9, 1996
- -------------------------------------
William H. Lomicka

*                                            Director                                                    July 9, 1996
- -------------------------------------
Herbert S. Sanger, Jr.

*                                            Director                                                    July 9, 1996
- -------------------------------------
Jack Tyrrell

*By: /s/ Michael L. Campbell
     --------------------------------
         Michael L. Campbell
          Attorney-in-fact

                                  EXHIBIT INDEX


Exhibit
Number                                  Description
- -------                                 -----------
3.1            --      Restated Charter of Registrant (incorporated by
                       reference to Exhibit No. 3.1 to the Registration
                       Statement on Form S-1 (Registration No. 33-62868)).
3.2            --      Restated Bylaws of Registrant (incorporated by
                       reference to Exhibit No. 3.2 to the Registration
                       Statement on Form S-1 (Registration No. 33-62868)).
4.1            --      Specimen Common Stock certificate or (incorporated
                       by reference to Exhibit No. 4.1 to the Registration
                       Statement on Form S-1 (Registration No. 33-62868)).
4.2            --      Article 5 of the Registrant's Restated Charter
                       (included in Exhibit 3.1).
5**            --      Opinion of Bass, Berry & Sims PLC.
23.1*          --      Consents of Coopers & Lybrand L.L.P.
23.2*          --      Consent of Ernst & Young LLP.
23.3*          --      Consent of Deloitte & Touche LLP.
23.4**         --      Consent of Counsel (included in opinion filed as
                       Exhibit 5).
25*            --      Power of Attorney.

- ------------------
 * previously filed
** previously filed and amended hereby